UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2016

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2016, Ronnie Brannen was appointed as the President of Utility Infrastructure of PowerSecure, Inc. (“PowerSecure Subsidiary”), a Delaware corporation and wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”). Mr. Brannen has served in various capacities with the PowerSecure Subsidiary, including as the Chief Revenue Officer of the PowerSecure Subsidiary from November 2014 until January 2016, and prior thereto as the President of the PowerSecure Subsidiary’s UtilityServices division.

Mr. Brannen, age 53, joined the Company in 2007. Prior to joining PowerSecure, Mr. Brannen served in a variety of positions at Georgia Power Company, a subsidiary of Southern Company, from August 1984 to August 2007. From 1984 until 1995, Mr. Brannen was employed in the transmission and distribution business in the areas of construction and project management. From 1995 until 1997, he worked in the unregulated side of the business, in the Lighting Services Business Unit, as a project manager and construction manager. From 1997 until 1999, he was employed in the Central Region distribution business as a safety & training specialist and distribution supervisor. From 1999 until 2001, he served in the marketing business unit as an account executive for large industrial customers and worked on new product and service development. In 2001, Mr. Brannen worked on a special assignment to create a new unregulated business unit, Power Services, with a focus on offering products and services to electric users in the State of Georgia. He remained in this start-up until 2007, when he joined PowerSecure.

The Compensation Committee of the Board of Directors of PowerSecure will establish Mr. Brannen’s base salary, bonus arrangements and other employment terms in due course.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President and Chief Financial Officer

Dated: January 29, 2016

3